FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-195439

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated February 22, 2016 to the current variable life and annuities prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. As applicable to your contract or policy, please note the following changes:

A.	Sub-Adviser Changes to EQ Advisors Trust Portfolios (“Portfolios”)

1.	On January 29, 2016, Federated Global Investment Management Corp. (“Federated”) replaced WHV Investments (“WHV”) and Hirayama Investments, LLC (“Hirayama Investments”) as sub adviser for the management of their allocated portion of the AXA International Core Managed Volatility Portfolio. Accordingly, all references to WHV and Hirayama Investments in your prospectus are hereby deleted in their entirety and replaced with Federated.

2.	On January 29, 2016, Vaughan Nelson Investment Management (“Vaughan Nelson”) replaced Institutional Capital LLC (“ICAP”) as sub adviser for the management of its allocated portion of the AXA Large Cap Core Managed Volatility Portfolio. Accordingly, all references to ICAP in your prospectus are hereby deleted in their entirety and replaced with Vaughan Nelson.

3.	On January 29, 2016, Loomis, Sayles & Company, L.P. (“Loomis Sayles”) replaced Marsico Capital Management LLC (“Marsico”) as sub adviser for the management of its allocated portion of the AXA Large Cap Growth Managed Volatility Portfolio. Accordingly, all references to Marsico in your prospectus are hereby deleted in their entirety and replaced with Loomis Sayles.

4.	Effective as of January 29, 2016, Marsico no longer serves as a Sub-Adviser to the Multimanager Aggressive Equity Portfolio. Accordingly, all references to Marsico in your prospectus are hereby deleted in their entirety.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Manager of the Portfolios. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

B.	EQ/Real Estate PLUS Portfolio (“Portfolio”) Name and Sub-Adviser Changes

1.	Effective as of February 22, 2016, EQ/Real Estate PLUS Portfolio will change its name to AXA Real Estate Portfolio. Therefore, all references in your Prospectus to the EQ/Real Estate PLUS Portfolio will be replaced with the AXA Real Estate Portfolio.

2.	Effective February 22, 2016, Pacific Investment Management Company, LLC will no longer serve as a Sub-Adviser to the Portfolio. Therefore, all references in your Prospectus to Pacific Investment Management Company, LLC have been deleted. AXA Equitable Funds Management Group, LLC will continue to be the Investment Manager of the Portfolio.

Please see “The Portfolios of the Trusts” in your Prospectus for more information.

C.	Legg Mason Global Asset Management Variable Trust — Portfolio Name and Sub-Adviser Changes

On or about April 1, 2016, subject to regulatory approval, all references in your Prospectus to the name and sub adviser of the Portfolio are changed as indicated in the table below. Accordingly, all references to the corresponding Portfolio are also changed.

Current Portfolio Name	Current Sub Adviser	New Portfolio Name	New Sub Adviser
QS Legg Mason Dynamic Multi-Strategy VIT Portfolio	QS Legg Mason Global Asset Allocation, LLC	QS Dynamic Multi-Strategy VIT Portfolio	QS Investors, LLC

Legg Mason Partners Fund Advisor, LLC will remain the Portfolio’s investment manager, and Western Asset Management Company will remain a sub adviser to the Portfolio. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate

AXA Distributors, LLC

1290 Avenue of the Americas

New York, NY 10104.

Copyright 2016 AXA Equitable Life Insurance Company and MONY Life Insurance Company of America.

All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-03-16 (2/16)
Global Annuities/Life – Inforce/New Biz	Catalog No. 155744 (2/16)
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